EXHIBIT 10.7
March 12, 2007
Mr. Kerry Rose
Ozark Ethanol, LLC
300 West Kneeland Street
Liberal, Missouri 64762
Dear Mr. Rose,
Thank you very much for entrusting us with the critical role of marketing communications partner. We look forward to working with you and others at Ozark Ethanol.
This letter, together with our standard Terms and Conditions (a copy of which is attached), summarizes our mutual understanding and agreement with respect to this engagement. The term of this agreement shall be six months and shall be automatically extended thereafter for one month periods unless notice of non-extension is given by either party one month prior to the date on which any extension would commence.
BCS Communications will manage and execute all functions under the marketing communications role as “agency of record,” per the instruction of the Board and its appointed contacts. BCS will submit invoices for projects completed, which will be agreed upon prior to initiation of projects.
Please print out this letter and Terms and Conditions, sign and return to us. We will sign, copy and return a copy of both.
Thank you again for choosing BCS Communications. We look forward to beginning our new partnership.
Sincerely,
/s/ R. Kelly Schwalbe
R. Kelly Schwalbe
Partner

BCS COMMUNICATIONS: TERMS AND CONDITIONS
The following Terms and Conditions constitute part of the letter agreement (the “Letter Agreement”) by and between Blasdel Cleaver Schwalbe Communications, LLC, a Missouri limited liability company (“BCS”) and Ozark Ethanol, LLC (“Client”). Together, the Letter Agreement and the Terms and Conditions shall hereinafter be referred to as the “Agreement”.
1. Work Scope. BCS shall render services on a non-exclusive basis to Client and shall be responsible for the agreed upon tasks and duties. BCS shall obtain Client’s prior consent prior to executing each of such services, and prior to disseminating any items concerning the Client or presenting such items for publication. Any and all creations, works, projects, products and resultant work product (herein, the “Works”) performed by or for BCS under this Agreement shall be and hereby is assigned to Client. The parties also agree that all rights, title, and interests in and to such property shall be exclusively owned by Client or its assignee(s). Notwithstanding anything in this Agreement to the contrary, BCS shall have the right to utilize the Works in connection with promotional and client-development activities related to its business. Further, Client acknowledges and understands that any and all stock photography utilized by BCS in the Works shall remain the sole and absolute property of BCS; provided, however, that Client shall have a royalty-free, non-exclusive license to utilize any Works developed under this Agreement which utilize stock photography.
2. Term. This Agreement shall be effective from the date above, and shall continue for the period of time set forth in the Letter Agreement or sooner as provided for in Section 4 below.
3. Compensation. Client will pay BCS, without setoff, demand or counterclaim, the aggregate fees set forth in the Letter Agreement, as agreed upon for the approved projects. BCS shall operate and have the status of an independent contractor. BCS shall have no authority to bind Client. All activities of BCS will be at its own risk and liability and BCS shall not be entitled to workman’s compensation or other insurance protection or benefits from the Client. BCS agrees that all taxes are its sole liability and indemnifies Client in any such matters. BCS shall have no right or authority to assume or create any obligations of any kind on behalf of Client, whether express or implied, to bind Client in any respect whatsoever. BCS shall provide Client with a monthly invoice for services. Such invoice shall be accompanied by expense reports and copies of receipts for all out-of-pocket expenses.
4. Termination. This Agreement shall be non-cancelable during the six-month term hereof, as set forth in the Letter Agreement. Provided, however, that if BCS shall fail to perform its duties and obligations as set forth in the Letter Agreement, Client shall be entitled to terminate this Agreement but only if, after delivery by Client of written notification setting with specificity the alleged BCS non-performance, BCS shall have failed to cure said non-performance within sixty (60) days of the date of receipt of the notification from Client. At all times, Client shall be responsible for all fees and outstanding invoices through the date of termination. Upon termination, BCS shall immediately turn over all work completed or in process to Client. Client shall be under no further obligation or liability to BCS whatsoever arising after the date of termination. BCS acknowledges and agrees that Client shall be under no obligation to extend or renew this agreement or extend any employment offer, notwithstanding any work performed by BCS or other actions taken by the parties prior to the expiration or earlier termination of this Agreement.
5. Assignment. Because Client has entered into this Agreement upon the basis of the particular abilities of BCS, BCS shall only be entitled to assign or delegate its rights or obligations hereunder with the express prior written consent of Client.
6. Amendments. This Agreement, including attachments, may from time to time, be amended by the mutual consent of the parties by a signed addendum to be attached to this Agreement.

7. Indemnification. Each party will indemnify and hold the other, its owners, managers , directors and officers harmless from and against any and all claims for injury to person or property arising as a result of the negligent acts or omissions of the indemnifying party, its agents, employees or contractors during this Agreement. The parties hereto acknowledge the foregoing applies to, among other things, all damages, demands, expenses, claims, liability, injuries, suits and proceedings asserted or brought against either party based on a claim that any services or work provided hereunder constitutes an infringement of a patent, copyright, trademark or any other intellectual property right. The obligations of the parties under this paragraph shall survive the termination of this Agreement.
8. Warranty. Each party represents and warrants to the other party that it has the full power, right and authority to enter into and perform this Agreement with the other party. BCS further represents and warrants that the Services will be performed in a professional manner, consistent with generally accepted industry standards. For any breach of such warranty, Client’s exclusive remedy and the entire liability of BCS shall be the re-performance of the Services. Client must request such remedy from BCS in writing not more than fifteen (15) business days following the completion of the Services. Client warrants that it owns or has the right to provide to BCS Client’s Confidential Information. EXCEPT AS SET FORTH IN THIS SUBSECTION 6, BCS MAKES NO WARRANTY, EXPRESS OR IMPLIED IN CONNECTION WITH THE SERVICES AND DELIVERABLES, INCLUDING THE RESULTS AND PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
9. Limitation of Liability . Client accepts final responsibility for the selection and use of all creative, audiovisual, and personal works and images, including graphics, text, formats, characters, icons, information, data, sound recordings , and logos (collectively, the “Images”), which are included in any work or services delivered by BCS hereunder .. THE MAXIMUM LIABILITY OF BCS TO CLIENT FOR DAMAGES FOR ANY AND ALL OTHER CAUSES WHATSOEVER, AND CLIENT’S MAXIMUM REMEDY , REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE , SHALL BE LIMITED TO REIMBURSEMENT OF THE TOTAL FEES PAID BY CLIENT TO BCS PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL BCS BE LIABLE FOR (X) ANY CONTENT, LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THE SERVICES PROVIDED HEREUNDER, EVEN IF BCS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR OTHERWISE FOR ANY SUCH CLAIM, OR (Y) FOR ANY DAMAGES OR COSTS ARISING FROM ANY THIRD PARTY ’S ACTIONS, FAILURE TO ACT, OR DELAY IN PERFORMING ANY OBLIGATION WHATSOEVER .. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BCS SHALL NOT BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGE.
10. Use of Name . Notwithstanding anything herein to the contrary, BCS shall have the unconditional right to use any works or services herein provided for its self-promotional or advertising activities without the necessity of obtaining Client ’s prior written approval.
11. Delivery of Documents .. BCS shall, at the request of Client, execute and deliver or cause to be delivered, all such assignments, consent, documents of further instruments of transfer , and otherwise take such actions, as Client may reasonably deem necessary or desirable in order for Client to obtain the full benefits of its ownership set forth in Section 1.
12. Confidentiality Defined. “ Confidential Information” shall mean all information disclosed by either party to the other party in oral , written or machine-readable form, which has value because it is not generally known and the owner uses reasonable efforts to protect it and identify it in writing as confidential. Confidential Information also includes information that has been disclosed by a third party that is required to be treated as confidential. All Confidential Information shall be marked as such or designated as such in writing within thirty (30) days following disclosure to either party. Confidential Information does not include any information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; (iv) is independently developed by the other party; or (v) is disclosed by operation of law. All Confidential Information shall remain the exclusive property of the discloser or its licensors.
13. Preserving Confidentiality. Each party hereby agrees that it shall not use any Confidential Information received from the other party other than as expressly permitted under the terms of this Agreement or expressly authorized in writing by the other party .. Each party shall use the same degree of care to protect the other party ’s Confidential Information as it uses to protect its own Confidential Information of like nature, but in no circumstances less than reasonable care. Neither party shall disclose the other party’s Confidential Information to any person or entity other than its officers, employees and independent contractors who are directly involved in performing the Services and have a specific need to know such information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with that party consistent with and no less restrictive than this Agreement.
14. Mutual Cooperation. Each party will notify and cooperate with the other party in enforcing the disclosing party’s rights if it becomes aware of a threatened or actual violation of the disclosing party’s confidentiality requirements by a third party. Upon reasonable request by the disclosing party, the receiving party will provide copies of the confidentiality agreements entered into with its agents or independent contractors.
15. No Hiring. Both parties agree not to hire, or directly or indirectly solicit or employ, any employee of the other who is involved in the development, use or provision of services to Client for a period of one (1) year after such employee’s termination of employment without the prior written consent of the other party.
16. Notices. Notices by any party to the other hereunder shall be given by certified or registered mail, return receipt requested, or by telegram with proof of delivery or by personal delivery, all prepaid. All statements, payments and notices shall be given at the respective addresses of BCS and organizer hereunder as set forth in the first page of this Agreement unless written notice of change of address is given pursuant to the terms of this paragraph. Notice shall be deemed effective forty-eight (48) hours after posting of mailed notices and sending of telegrams or upon hand receipt thereof, except that notices of change of address shall be effective when received.
The undersigned hereby agree to the foregoing Letter Agreement and Terms and Conditions.

/s/ Kerry Rose	3-13-2007

Kerry Rose, President	Date
Ozark Ethanol LLC

/s/ Illinois Blasdel	3/26/2007

Illinois Blasdel, Partner	Date
BCS Communications